Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Olin Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Olin Corporation relating to the Olin Corporation Contributing Employee Ownership Plan of our reports dated March 7, 2005 with respect to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Olin Corporation. Our report with respect to the consolidated financial statements refers to a change in the method of accounting for asset retirement obligations in 2003.

/s/ KPMG LLP

St. Louis, Missouri

August 2, 2005